EXHIBIT 10.15

SEPERATION AGREEMENT

This SEPERATION AGREEMENT (this “Agreement”) is made and entered into as of May 23, 2003 by and between Captaris, Inc. (herein “Company”) and Jeffrey B. deCillia (herein “Executive”).

The Company desires to transition the job of Chief Financial Officers (herein “CFO”).

The Executive is desirous of assisting the Company in such transition.

Timing:

•	The Executive agrees to make himself available and focus his full working efforts, towards the benefit of the Company, up to June 30, 2003, which is to be Executive’s last day as CFO of the Company unless otherwise extended by written agreement.

Standard Severance:

•	Executive to receive six months base pay, to be paid in conjunction with the processing of the June 30, 2003 payroll.

•	Executive to receive six months medical and dental benefits, equivalent to coverage in place on signing of this document, in the form of cash payment, grossed up for taxes at the executives projected incremental tax rate to be paid on the June 30, 2003 payroll. Total after gross up for taxes is $8,231.

•	Severance benefits to include one-year executive level outplacement through Moore & Associates. Executive may elect to receive such benefit, or a portion thereof, as cash compensation. Executive recognizes that in electing such the benefit becomes a taxable wage and is subject to normal payroll taxes. Such benefit to be paid as directed by Executive.

In exchange for the non-solicitation, non-compete and release provisions granted by Executive as shown below, Company agrees to provide the additional benefits and release provisions described below:

Non-Solicitation:

•	Executive agrees to not directly or indirectly solicit, influence or entice, to attempt to solicit, influence or entice, any employee of the Company to cease his or her relationship with the Company for a period of one year from June 30, 2003.

Non-Compete:

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Executive agrees that he will not directly or indirectly, be employed by, consult with or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with any Competitor unless released from such obligation in writing by the Company for a period of six months from June 30, 2003. Competitor is defined as each company named in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as filed with the Securities and Exchange Commission on May 15, 2003, under the heading “Our market is highly competitive” of the section titled “Factors That May Affect Our Business, Future Operating Results, Financial Condition and Market Price of Our Stock.” Such agreement not to compete does not include equity investments the Executive may make from time to time that is less than 5% of any outstanding stock of competitor as defined herein. Additionally, for Microsoft, IBM, NEC, Nortel, and Siemens, this restriction only applies to the divisions of those companies that compete directly with the Company.

Release of Company:

•	In exchange for consideration provided by the Company, which is over and above that which Executive would otherwise be entitled, Executive hereby releases and forever discharges the Company and all its respective affiliates, subsidiaries, divisions, officers, directors, agents, employees, attorneys, and insurers from any and all known or unknown claims, actions, causes of action, rights, or damages which Executive may have from the beginning of time to the date of execution hereof, arising out of or in any way related to his employment with Captaris.

Variable RST Pay:

•	In recognition of the Executives role in the completed objectives up to the date of the signing of this agreement, Executive shall receive $16,250. Such amount to be paid in conjunction with the June 30, 2003 payroll processing.

•	Items completed include the successful and cost effective renewal of D&O insurance coverage as well as other corporate coverage, successful initial compliance with Sarbanes Oxley and specifically the formation of the DPC committee including documentation of procedures to enable the certifications required Sarbanes Oxley and timely filing of annual 10K and first quarter 2003 10Q, completion of drafts of committee charters for each committee of the Board of Directors, and the successful negotiation and relocation of the Company’s corporate headquarters to Bellevue, Washington.

Transition objectives pay:

•	Transition objectives pay to be targeted at $16,250.

•	Payment of this variable compensation is dependent on the Executive completing, or causing to be completed, the items as shown in the transition objectives addendum and is targeted for pay on the July 15, 2003 pay cycle.

Release of Executive:

•	In exchange for consideration provided by the Executive, which is over and above what which Company would otherwise be entitled, Company hereby releases the Executive from any and all claims of any kind, known or unknown, that the Company may have from the beginning of time to the date of execution hereof.

Equipment:

•	Executive shall be allowed to keep his current laptop, docking station and other items related to the laptop itself including the operating software currently loaded on such computer.

•	Executive agrees to allow Company IT professionals to remove necessary items to prevent unauthorized access to Company data.

•	Company agrees to allow Executive to keep SOHO 2 firewall, Cisco wireless HUB, Cisco wireless card, Keyboard, mouse, NEC monitor, 3Comm HUB, and all-in-one HP G85 printer, fax, etc. unit, all of which are currently installed / located at Executive’s residence.

•	Executive agrees to allow Company IT personnel access to, or bring such items into Company’s office to allow access to, such items as listed above to remove such settings or otherwise alter to prevent unauthorized access to Company data.

•	Executive shall be allowed to keep his last working cell phone and retain the phone number.

Additional pay contingent on employment status:

•	Executive to receive up to six months additional base pay, to be paid as W-2 wages in conjunction with regular payroll processing beginning January 1, 2004 and continuing through June 30, 2004 unless the Executive is “otherwise employed” as defined below.

•	Executive to receive up to six months medical and dental benefits, equivalent to coverage in place on signing of this document, in the form of cash payment, grossed up for taxes at the executives projected incremental tax rate to be paid with regular payroll processing beginning January 1, 2004 and continuing through June 30, 2004 unless the executive is “otherwise employed” as defined below.

•	“Otherwise employed” is defined as “the executive is receiving W-2 wages as a full-time employee in an executive level financial position (i.e., CFO, VP Finance, Controller) at a corporate office, or division, or an entity other than the Company”.

•	Executive is responsible for notifying Company as soon as practicable as to his acceptance of such employment in an effort to minimize Company’s costs associated with this Agreement.

•	Additional pay to cease upon the day prior to the Executive’s first day of work when becoming “otherwise employed” as defined above.

Other:

•	Terms of this agreement shall continue to any successor corporation of the Company.

•	Executive agrees to make himself available for a period of one year from the date of this Agreement, to assist the Company with legal matters, if called upon to do so, within reasonable geographical boundaries and not to interfere with Executives then employer relationship. Executive to be compensated for his time and reimbursed for any out of pocket costs associated with his efforts on behalf of the Company.

•	Governing law is the State of Washington.

•	Both parties agree to settle disputes via Commercial Arbitration Rules of the American Arbitration Association to be conducted in King County, Washington.

•	Amendments to this agreement must be in writing and mutually accepted.

Agreed to by:

Captaris, Inc.	Executive

/s/ David P. Anastasi	/s/ Jeffrey B. deCillia
David P. Anastasi	Jeffrey B. deCillia
President and CEO

5/23/03	5/23/03
Date	Date

TRANSITION OBJECTIVES ADDENDUM

Transition objectives:

•	Transition files and office to new CFO, assuming on board in the timeframe contemplated by this agreement. Facilitate introductions to finance staff and other personnel if asked to do so.

•	Transition Secretary of Corporation responsibilities on interim basis to Manager of Legal Affairs.

•	Prepare detailed plan to transition signers at banks and other institutions – to be carried out by new CFO and other Company personnel.

•	Assist as needed, or cause others in department to assist as needed, with planning for ERP system upgrade.

•	Assist with evaluation and negotiation of purchase of Get Paid software – implementation will be managed by new CFO and existing IT professionals.

•	Complete or cause to be completed an evaluation of budget to actual results with respect to operating expenses – to be measured by the presentation by the director of finance, assisted by Executive, at the meeting targeted for June 5, 2003.

•	Support CEO level RST’s to the extent possible in timeframe and transition support of these objectives were appropriate prior to June 30, 2003.

•	Complete management letter process with D&T measured by final letter issuance with management comments included or detailed in separate document.

•	Ensure that day-to-day accounting records are maintained to June 30, 2003.

•	Provide CEO with draft finance and order fulfillment organization chart recommendations.

•	Draft public release of CFO transition.

•	Assist Director of Investor Relations with new investor road show presentation.

•	Assist CEO and Director of Investor Relations with Shareholder meeting presentation.

•	Complete redrafting of Corporate Investment Policy as directed by Audit Committee. Provide draft of such to CEO. Once approved, develop a proposed written plan to migrate investment portfolio to match new policy.

•	Assist Audit Committee in completing D&T final fee negotiations.

•	Insure that all direct reporting positions have up to date RST’s, Job Descriptions, Reviews and Salary adjustment recommendations prior to June 30, 2003.

•	Prepare pre-draft of second quarter 10Q by June 30, 2003.

The Company and Executive agree that the Company may request additional items and that such items are subject to mutual agreement by both parties acting in good faith.

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